EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of KIT digital, Inc. for the registration of shares of common stock; and to the incorporation by reference of our report dated May 20, 2011 on the financial statements of ioko365 Limited as of September 30, 2010 and 2009 and each of the two years then ended, filed with the U.S. Securities and Exchange Commission.

/s/ Garbutt & Elliott LLP
Garbutt & Elliott LLP

York, UK

June 7, 2012